                                                                       EXHIBIT 5


                         [DORSEY & WHITNEY LETTERHEAD]



Diametrics Medical, Inc.
2658 Patton Road
Roseville, Minnesota 55113

      Re: Registration Statement on Form S-8

Ladies and Gentlemen:

          We have acted as counsel to Diametrics Medical, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 relating to the sale by the Company, and the resale by recipients, from time to time of up to 150,000 shares of Common Stock, $.01 par value, of the Company (the "Shares"), to be sold to employees pursuant to the Company's 1995 Employee Stock Purchase Plan (the "Plan").

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below.

          In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

          Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

            Our opinion expressed above is limited to the laws of the State of Minnesota.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Dated:March 27, 1997


                                         Very truly yours,


                                         /s/  DORSEY & WHITNEY LLP



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